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February 22, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Acasti Pharma Inc. and, under the date of June 21, 2022, we reported on the consolidated financial statements of Acasti Pharma Inc. as of and for the years ended March 31, 2022 and 2021. On February 22, 2023, we were dismissed.

We have read Acasti Pharma Inc. statements included under Item 4.01 of its Form 8-K dated February 22, 2023, and we agree with such statements, except we are not in a position to agree or disagree with Acasti Pharma Inc.’s statements regarding the engagement of its new auditors in paragraph 3 and any consultation with its new auditors in paragraph 4.

Very truly yours,

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